Exhibit 4.3

SECOND AMENDMENT
TO THE
EAGLE US 2 LLC
EMPLOYEE SAVINGS PLAN FOR
CERTAIN COLLECTIVE BARGAINING EMPLOYEES

(As Effective as of January 28, 2013)

THIS AMENDMENT to the Eagle US 2 LLC Employee Savings Plan for Certain Collective Bargaining Employees, as effective as of January 28, 2013 (the “Plan”), is made this 20th day of August, 2013 by Eagle US 2 LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, Eagle US 2 LLC established the Plan, effective as of January 28, 2013;

WHEREAS, the Company recognizes that there will be from time to time instances in which it is in the business interest of the Company for an employee to transfer from a category of employees who are eligible to participate in this Plan to a unit of employees who are eligible to participate in the Eagle US 2 LLC Employee Savings Plan for Salaried Employees (“Salaried Employees Plan”) or to a unit of employees who are eligible to participate in the Axiall Corporation 401(k) Retirement Savings Plan (“Axiall 401(k) Plan”), and that it may be in the employee’s interest to accept such transfer;

WHEREAS, the Company recognizes that there will be from time to time instances in which it is in the business interest of the Company for an employee to transfer to a unit of employees covered by a collective bargaining agreement that provides for participation in this Plan from a unit of employees who are eligible to participate in the Salaried Employees Plan or from a unit of employees covered by the Axiall 401(k) Plan and that it may be in the employee’s interest to accept such transfer;

WHEREAS, the Company recognizes that the transferring employees referred to above may wish to consolidate their retirement savings under this Plan and under the Salaried Employees Plan or the Axiall 401(k) Plan (as the case may be) in the plan that applies to the employees of the unit to which the individual is transferring (which will be the plan to which such an employee will be eligible to make contributions on an ongoing basis) so that recordkeeping is simplified for the employees and for the Plan Administrator; and

WHEREAS, the Company wishes to amend the Plan at this time to provide for the transfers of account balances between and among this Plan, the Salaried Employees Plan and the Axiall 401(k) Plan, in the case of transferring employees, as described above;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.

The “Definitions” portion of the Plan is amended by adding the following:

PRIOR EMPLOYER GENERAL ACCOUNT means the portion of a Participant’s Account attributable to “Discretionary Contributions” (as defined in Sections 3.1(a) and 6.1(a) of the Axiall Corporation 401(k) Retirement Savings Plan) plus the portion of the Account attributable to “Pre-2008 Matching Elective Contributions” (as defined in Section 1.58 of the Axiall Corporation 401(k) Retirement Savings Plan), in the case of an Eligible Employee (i) who transfers to Eagle or another Employer from a member of the Controlled Group that is a participating employer in the Axiall Corporation 401(k) Retirement Savings Plan, (ii) whose account balance under the Axiall Corporation 401(k) Retirement Savings Plan is transferred to this Plan, and (iii) who is first credited with an Hour of Service with Axiall Corporation or another participating employer in the Axiall Corporation 401(k) Retirement Savings Plan prior to January 1, 2013.

PRIOR EMPLOYER SAFE HARBOR MATCH ACCOUNT means the portion of a Participant’s Account attributable to the “Safe Harbor Matching Elective Contributions Account” (as defined in Section 1.81 of the Axiall Corporation 401(k) Retirement Savings Plan) in the case of an Eligible Employee who transfers to Eagle or another Employer from a member of the Controlled Group that is a participating employer in the Axiall Corporation 401(k) Retirement Savings Plan, and whose account balance under the Axiall Corporation 401(k) Retirement Savings Plan is transferred to this Plan.

2.

Section 1.1(a), as previously amended by the First Amendment, is further amended by deleting the last sentence and inserting in its place the following, effective as of January 28, 2013:

An Eligible Employee who is an Eligible Employee on the Effective Date but who is not an active participant in the PPG Plan on that date and each person who becomes an Eligible Employee after the Effective Date may elect to become a Participant as of the first of any month that is coincident with or following his original hire date in accordance with the procedures established by the EBC; provided, however, that an Eligible Employee who transfers out of a position in a unit of employees covered by the Eagle US 2 LLC Employee Savings Plan for Salaried Employees (“Salaried Savings Plan”) or a unit of employees of a Controlled Group member that is eligible to participate in the Axiall Corporation 401(k) Retirement Savings Plan (“Axiall 401(k) Plan”) shall be a Participant immediately upon his becoming an Eligible Employee under this Plan.

(i)                                     The initial Account under this Plan of a transferring Eligible Employee who has been a participant in the Salaried Savings Plan shall be equal to the Account (if any) that is transferred to this Plan from the Salaried Savings Plan.  The different types of contributions in such transferred Account shall have the same character under this Plan (as Participant Savings, Participant Elective Deferrals, Roth Elective Deferrals, Company Contributions, Catch-Up Contributions, or Rollover Contributions as the case may be) as those amounts had under the Salaried Savings Plan.  The portion of such transferred Account attributable to Appendix I of the Salaried Savings Plan shall be accounted for under Appendix I or Appendix II (as appropriate) of this Plan.  Amounts in the transferred Account initially shall be invested in the same investment funds under this Plan as the investment funds in which those amounts were invested under the Salaried Savings Plan.

(ii)                                  The initial Account under this Plan of a transferring Eligible Employee who has been a participant in the Axiall 401(k) Plan shall be equal to the Account that is transferred to this Plan from the Axiall 401(k) Plan.  Contributions that are transferred from the Axiall 401(k) Plan to this Plan shall be characterized as follows:

Contributions under Axiall 401(k) Plan	Characterization under this Plan
Discretionary Contributions Account for participants first credited with an Hour of Service prior to December 31, 2012 (Sections 3.1(a) and 6.1(a))	Prior Employer General Account (100% vested)
Discretionary Contributions for participants first credited with an Hour of Service on or after December 31, 2012	Natrium DC Program Account (Appendix I, Section 1.6) or LC DC Program Account (Appendix II, Section 2.6) (depending upon the collective bargaining unit in which the individual is working)
Elective Contributions (Participant) (Sections 3.1(b) and 6.1(b))	Elective Deferrals
catch-up Elective Contributions (Section 3.5(h))	Catch-Up Contributions
Pre-2008 Matching Elective Contributions (Sections 3.1(e) and 6.1(e))	Prior Employer General Account
Post-2007 Matching Elective Contributions (Sections 3.1(e) and 6.1(f))	Prior Employer Safe Harbor Match Account
Voluntary (Nondeductible) Contributions (Sections 3.2(b) and 6.1(g))	Savings
Rollover Contributions (Sections 3.2(c) and 6.1(h))	Rollover Contributions
ESOP Dividends (Sections 6.1(i) and 15.5(a)(i))	ESOP Dividends
CONDEA Account (Appendix III, Section 3.2(a)	Savings (allocated to Accumulated Mature Months Class)

3.

Section 1.5 of the Plan, as previously amended by the First Amendment, is further amended by revising subsection (c) to provide as follows, effective as of January 28, 2013:

(c)                                  Transfers of Employees and Account Balances.  Notwithstanding any other provision herein, (i) if an Eligible Employee who is a Participant transfers out of a unit of employees covered by a collective bargaining agreement with a labor union to a unit of employees who are eligible to participate in the Salaried Savings Plan, then the Plan Administrator shall direct the Trustee to transfer the Account of such individual under this Plan to the trust under the Salaried Savings Plan, and (ii) if an Eligible Employee who is a Participant transfers out of a unit of employees covered by a collective bargaining agreement that provides for participation in this Plan to a unit of employees of a Controlled Group member who are eligible to participate in the Axiall 401(k) Plan, then the Plan Administrator shall direct the Trustee to transfer the Account of such individual under this Plan to the trust under the Axiall 401(k) Plan.  Such transfer of the Account shall be deemed to occur immediately after the termination of the individual’s status as an Eligible Employee under this Plan and immediately before the inclusion of that person in the unit of employees who are eligible for the Salaried Savings Plan, or the Axiall 401(k) Plan, as the case may be.  The assets transferred shall thereafter be maintained in accordance with the terms of the Salaried Savings Plan or the Axiall 401(k) Plan, as appropriate.

4.

Section 9.1(c) is amended in its entirety to provide as follows, effective as of January 28, 2013:

(c)                                  A Participant may not withdraw any of the Company Contributions or any part of the Natrium DC Program Account (as defined in Section 1.6(b) of Appendix I) or any part of the LC DC Program Account (as defined in Section 2.6(b) of Appendix II) or any of the Gain thereon until Termination of Employment; provided, however, that a Participant who has a Prior Employer General Account may make in-service withdrawals from the portion of that account equal to the balance of the “Discretionary Contributions Account” (under Section 1.24 of the Axiall Corporation 401(k) Retirement Savings Plan determined as of December 31, 2012), plus the “Pre-2008 Matching Elective Contributions Account” under the Axiall Corporation 401(k) Retirement Savings Plan, in the event of Hardship, in accordance with Section 9.5, or upon the Participant’s attainment of the age of 55 years; provided, further, that a Participant who has a Prior Employer Safe Harbor Match Account may make in-service withdrawals from that account upon the Participant’s attainment of the age of 59-½ years.

5.

Section 9.3(d) is amended in its entirety to provide as follows, effective as of January 28, 2013:

(d)                                 Except as may be required by Section 9.5, Company Contributions and the Gains or Losses thereon contributed to a Participant’s Account may not be withdrawn until the Participant has a Termination of Employment; provided, however, that a Participant who has a Prior Employer General Account may make in-service withdrawals from the portion of that account equal to the balance of the “Discretionary Contributions Account” (under Section 1.24 of the Axiall Corporation 401(k) Retirement Savings Plan determined as of December 31, 2012), plus the “Pre-2008 Matching Elective Contributions Account” under the Axiall Corporation 401(k) Retirement Savings Plan, in the event of Hardship, in accordance with Section 9.5(b), or upon the Participant’s attainment of the age of 55 years; provided, further, that a Participant who has a Prior Employer Safe Harbor Match Account my make in-service withdrawals from that account upon the Participant’s attainment of the age of 59-½ years.

6.

Section 1.4 of Appendix I is amended by redesignating subsection (e) as subsection (f) and by inserting a new subsection (e) as follows:

(e)                                  Transferring Employees.  In the case of a person (i) who becomes an Eligible Eagle Natrium Employee during the course of a Plan Year as a result of a transfer of employment to Eagle from a unit of the Controlled Group that is participating in the Axiall Corporation 401(k) Retirement Savings Plan, and (ii) who would have been eligible to receive a contribution under Section 3.1(a) of the Axiall 401(k) Plan if the Eligible Eagle Natrium Employee had remained an employee of the other unit of the Controlled Group until the end of the Plan Year in question, then such Eligible DC Program Salaried Employee shall receive an additional contribution under this Plan for that Plan Year only equal to the amount that the individual would have received under Section 3.1(a) of the Axiall 401(k) Plan if the individual had remained an employee of such other unit until December 31 of the Plan Year in question; such additional contribution shall be calculated in accordance with the provisions of the Axiall 401(k) Plan, but shall only take into account “Eligible Compensation” (as defined in Section 3.1(a)(v)(C) of the Axiall 401(k) Plan) paid to the individual in the Plan Year in question prior to the date of the individual’s transfer of employment to Eagle from the other unit of the Controlled Group.

7.

Section 2.2 of Appendix II is amended by deleting subsection (a) and by inserting the following in its place, effective as of January 28, 2013:

(a)                                 Eligible Eagle LC Employee means an Eligible Employee (as defined in the Plan) who is assigned to the Lake Charles Plant of Eagle and who is covered by a collective bargaining agreement with the International Association of Machinists and Aerospace Workers, Local Lodge 470 of District 161, and who is not designated by Eagle as part of the “utility crew” and who is not eligible to participate in the Eagle US 2 LLC Retirement Pension Plan because the individual was hired by PPG Industries, Inc. or the Company on or after September 1, 2006 and who:

(i)                                     Is an Eligible Employee who receives credit for at least one Hour of Service with respect to that month,

(ii)                                  Is an Eligible Employee who is receiving Short-Term Disability Benefits during the month in question,

(iii)                               Is on layoff status or on an approved leave of absence for that month,

(iv)                              Terminates employment with the Employer during such month (whether due to Retirement or otherwise), or

(v)                                 Becomes entitled to payment of benefits under an Employer-sponsored severance plan or program during the month.

Leased Employees shall not be considered Eligible Eagle LC Employees eligible to participate in the Plan.  Notwithstanding any other provision of the Plan to the contrary, the term “Eligible Eagle LC Employee” shall not include any individual not reported on the Employer’s payroll records as an employee subject to payroll tax withholding, regardless of whether the Employer, a court or an administrative agency later determines that such individual should have been classified as an employee subject to payroll tax withholding.

8.

Section 2.2 of Appendix II, as so amended, is further amended by deleting paragraph (iii) of subsection (d) and by inserting the following in its place, effective as of January 28, 2013:

(iii)                               Notwithstanding the foregoing, for any month in any Plan Year during which an Eligible Eagle LC Employee is receiving Accident and Sickness Benefits, such person’s Eligible LC DC Program Compensation for such period of disability shall be calculated as if the Eligible Eagle LC Employee had received 100% of the Eligible LC DC Program Monthly Wages used to determine the Accident and Sickness Benefits whether or not the Eligible Eagle LC Employee is receiving a benefit equal to 100% of such amounts as of the day when the Accident and Sickness Benefits began.

9.

Section 2.2 of Appendix II, as so amended, is further amended by deleting subsection (e) and inserting in its place the following, effective as of January 28, 2013:

(e)                                  Eligible LC DC Program Monthly Wages shall mean an Eligible Eagle LC Employee’s straight time hourly base rate as of the first day of the month in question multiplied by 173.3, excluding amounts described in Section 2.2(d)(iii) of this Appendix II.  This definition is used to determine Eligible LC DC Program Compensation for an Eligible Eagle LC Employee receiving Accident and Sickness Benefits.

10.

Section 2.2 of Appendix II, as so amended, is further amended by deleting subsection (f) and inserting in its place the following, effective as of January 28, 2013:

(f)                                   Eligible LC DC Program Wages means, for each month of a Plan Year, such Eligible Eagle LC Employee’s straight time hourly base wage rate in effect as of the first day of the month with respect to which Eligible LC DC Program Wages are being determined multiplied by 173.3, excluding amounts described in Section 2.2(d)(iii) of this Appendix II.  For Eligible Eagle LC Employees who are not being paid an hourly base rate as of the first day of the month, the hourly base rate shall be calculated using the hourly base rate applicable on the last day actively at work.

11.

Section 2.2 of Appendix II, as so amended, is further amended by deleting subsection (i) and inserting in its place the following, effective as of January 28, 2013:

(i)                                     Short-Term Disability Benefits means benefits under Eagle’s Accident and Sickness Plan or any similar plan sponsored by Eagle.

12.

Section 2.4 of Appendix II is amended by deleting subsection (b) and inserting in its place the following, effective as of January 28, 2013:

(b)                                 Eligibility to Receive Allocation.  The contribution described in Section 2.4(a) of this Appendix II shall be made for an Eligible Eagle LC Employee for a month if such Eligible Eagle LC Employee:

(i)                                 Receives credit for at least one Hour of Service with respect to that month,

(ii)                                  Is receiving Short-Term Disability Benefits during the month in question;

(iii)                               Is on layoff status or on an approved leave of absence for that month; provided, however, that contributions for such an Eligible Eagle LC Employee shall continue for no more than 12 months of approved leave or layoff status;

(iv)                              Terminates employment with the Employer during such month (whether due to Retirement or otherwise); or

(v)                                 Becomes entitled to payment of benefits under an Employer-sponsored severance plan or program during the month.

13.

Section 2.4 of Appendix II of the Plan, as so amended, is further amended by redesignating subsection (e) as subsection (f) and by inserting a new subsection (e) as follows:

(e)                                  Transferring Employees.  In the case of a person (i) who becomes an Eligible Eagle LC Employee during the course of a Plan Year as a result of a transfer of employment to Eagle from a unit of the Controlled Group that is participating in the Axiall Corporation 401(k) Retirement Savings Plan, and (ii) who would have been eligible to receive a contribution under Section 3.1(a) of the Axiall 401(k) Plan if the Eligible Eagle LC Employee had remained an employee of the other unit of the Controlled Group until the end of the Plan Year in question, then such Eligible DC Program Salaried Employee shall receive an additional contribution under this Plan for that Plan Year only equal to the amount that the individual would have received under Section 3.1(a) of the Axiall 401(k) Plan if the individual had remained an employee of such other unit until December 31 of the Plan Year in question; such additional contribution shall be calculated in accordance with the provisions of the Axiall 401(k) Plan, but shall only take into account “Eligible Compensation” (as defined in Section 3.1(a)(v)(C) of the Axiall 401(k) Plan) paid to the individual in the Plan Year in question prior to the date of the individual’s transfer of employment to Eagle from the other unit of the Controlled Group.

14.

All other provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.

IN WITNESS WHEREOF, this Second Amendment to the Plan has been executed on the day and year first written above.

COMPANY:

EAGLE US 2 LLC

By:	/s/ Dean Adelman
Title:	Vice President